EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Rodin Global Property Trust Operating Partnership, L.P.	(Delaware	)
3596 Alpine Ave, LLC	(Delaware	)
2477 Deerfield Drive, LLC	(Delaware	)